Exhibit 8.2

Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street 44th Floor Houston, TX 77002	T+1 713.220.5800 F+1 713.236.0822 akingump.com

July 23, 2025

MRC Global, Inc.

1301 McKinney Street, Suite 2300

Houston, Texas 77010

Ladies and Gentlemen:

We have acted as counsel to MRC Global, Inc., a Delaware corporation (“Company”), in connection with the Agreement and Plan of Merger, dated as of June 26, 2025 (the “Merger Agreement”), by and among the Company, DNOW Inc., a Delaware corporation (“Parent”), Buck Merger Sub, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of Parent (“Merger Sub”), and Stag Merger Sub, LLC, a Delaware limited liability company and wholly-owned, direct subsidiary of Parent (“LLC Sub” and, together with Parent and Merger Sub, the “Parent Parties”). Except as otherwise provided herein, capitalized terms used but not defined have the meanings set forth in the Merger Agreement.

Pursuant to the Merger Agreement, (i) at the Effective Time, Merger Sub will merge with and into the Company (the “First Merger”), with the Company continuing its existence as the surviving corporation following the First Merger as a wholly-owned, direct subsidiary of Parent, (ii) immediately following the First Merger and at the Second Effective Time, the Company will merge with and into LLC Sub (the “Second Merger” and together with the First Merger, the “Mergers”), with LLC Sub continuing its existence as the surviving company as a wholly-owned, direct subsidiary of Parent. In connection with the registration statement on Form S-4 initially filed by Parent on July 23, 2025, including the joint proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Merger Agreement (as amended through the date hereof (the “Registration Statement”), we are rendering our opinion as to certain material U.S. federal income tax matters set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Mergers.”

In providing our opinion, we have examined the Merger Agreement, the Registration Statement and such other documents, records, and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. Further, in providing our opinion, we have made certain reasonable assumptions, including that (i) the Mergers will be consummated in accordance with the provisions of the Merger Agreement and the other agreements referred to therein (the “Transaction Documents”) and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) all of the information, facts, statements, representations, covenants, and undertakings set forth in the Transaction Documents (including the statements and

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representations made by the Company and the Parent Parties in their respective officers’ certificates dated the date hereof and delivered to us for purposes of this opinion, (the “Officer Certificates”) and the Registration Statement are or will be true, complete, and correct in all respects and will remain true, complete, and correct in all respects at all times up to and including the Effective Time and Second Effective Time of transactions contemplated by the Merger Agreement, and no actions have been taken or will be taken that are inconsistent with such information, facts, statements, representations, covenants, or undertakings or that will make any such information, facts, statements, representations, covenants, or undertakings untrue, incomplete, or incorrect at the Effective Time and Second Effective Time of transactions contemplated by the Merger Agreement, (iii) any representations and statements made in any of the documents referred to herein (including the Officer Certificates) qualified by knowledge, belief, expectation, intent, or materiality or comparable qualification are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the Effective Time and Second Effective Time of transactions contemplated by the Merger Agreement, in each case without such qualification, (iv) the Transaction Documents represent the entire understanding of the parties with respect to the Mergers, there are no other written or oral agreements regarding the Mergers other than the Transaction Documents; (v) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us, and all natural persons who have executed such documents are of legal capacity, (vi) the Officer Certificates will be executed by appropriate and authorized officers of the Company or Parent, as applicable, in a form that is acceptable to us, and (vii) all applicable reporting requirements with respect to the Mergers have been or will be satisfied. If any of the assumptions described above are untrue for any reason, or if the Mergers are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth below. Further, statements contained in the Registration Statement that “it is expected” or similar phrases are not legal conclusions or opinions of counsel. This opinion is based on current provisions of the Code, the legislative history thereto, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law, and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which this opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Mergers, or any inaccuracy in the information, facts, statements, representations, covenants and undertakings on which we have relied may affect the continuing validity of this opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention (or to supplement or revise our opinion to address any such change or inaccuracy) subsequent to the date hereof.

Based upon and subject to the foregoing and the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Mergers,” we are of the opinion that, for U.S. federal income tax purposes, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

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We are furnishing this opinion to the Company solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

AKIN GUMP STRAUSS HAUER & FELD LLP